Exhibit 99.1

Destination XL Group, Inc. Names Erica W. Thompson Chief Marketing Officer

CMO’s placement bolsters DXL’s commitment to strengthened capabilities in digital and customer relationship marketing, as well as e-commerce

CANTON, MA (October 29, 2019) -- Destination XL Group, Inc. (NASDAQ: DXLG), the leading omni-channel specialty retailer of men’s Big + Tall clothing and shoes, announced today that Erica W. Thompson has joined its team as Chief Marketing Officer.  Ms. Thompson brings over 20 years of marketing leadership experience with a particular focus on customer relationship marketing, digital marketing, and e-commerce.  Prior to joining DXL, Ms. Thompson held senior marketing positions with HSN, New York & Company and PetSmart.  At DXL she will be responsible for the marketing organization, including the overall marketing strategy, brand, creative, media, CRM and e-commerce.

“We are extremely pleased that Erica has joined DXL Big + Tall, as our new Chief Marketing Officer,” said Harvey Kanter, President and CEO.  “Erica’s appointment underscores our ongoing commitment to building out a digitally-driven marketing organization.  Our organizational pursuits support the heightened strategic focus on customer engagement through data-driven personalization, loyalty and digital marketing; our #1 priority area for DXL for 2020,” continued Mr. Kanter.

“I’m thrilled to join DXL and to engage our customers in new and exciting ways as we look to grow the business across all channels, and firmly establish DXL Big + Tall as the one-stop-shop for men’s big and tall apparel and footwear,” said Erica Thompson.

About Destination XL Group

Destination XL Group, Inc. is the largest retailer of men’s clothing in sizes XL and up, with operations throughout the United States as well as in Ontario, Canada. In addition to DXL Men’s Apparel retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operate Rochester Clothing stores, Casual Male XL retail and outlet stores, and the e-commerce site, DXL.com.  DXL.com offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for the XL guy. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol "DXLG." Sizes start at 38” waist and XL including tall sizes, plus shoe sizes 10-16, in widths to 4E.  Follow @destinationXL on Facebook, Instagram and Twitter.